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                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [_]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement      [_] Confidential, For Use of the
[_] Definitive Proxy Statement           Commission Only (as permitted
[_] Definitive Additional Materials      by Rule 14a-6(e)(2))
[X] Soliciting Material Pursuant to
    Rule 14a-12

                                 PROVANT, INC.
         ------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                 PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

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[_]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     4)  Date Filed:
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Friday August 10, 2001 8:00 am Eastern Time

Press Release

Former Senior Vice President and Chief Personnel Officer of Federal Express Named to Alternative Slate of Directors for Provant

NEW YORK-August 10, 2001

James A. Perkins, former Senior Vice President and Chief Personnel Officer of Federal Express Corporation, has been named by The Provant Committee to Restore Shareholder Value as one of its nominees for the alternative slate of directors for Provant, Inc. (NASDAQ: POVT). Mr. Perkins is the second of what will be a diverse and world-class alternative slate of directors. Brian Sellstrom, former Chairman and CEO of AchieveGlobal, was named as the choice for Provant CEO candidate and member of the alternative slate on August 9, 2001.

Mr. Perkins recently completed a career that spanned over twenty-five years with Federal Express Corporation. As Senior Vice President and Chief Personnel Officer, he was responsible for all strategic aspects of personnel for a worldwide workforce of over 147,000 employees operating in 211 countries.
During his tenure, Federal Express was recognized frequently in listings of the best places to work in America and for its innovative "People" programs.
Federal Express was also frequently acknowledged for its leadership in minority employment and listed among the best places to work for minorities and women. Mr. Perkins helped create a customer driven environment that has become legendary in the business world.

"We are extremely fortunate to be able to bring Jim's knowledge and experience to bear at Provant," a spokesman said. "His internationally respected work in implementing forward thinking and equitable human resources strategies will be of huge value to the Company. He will bring proven thought leadership in an area of human capital which is critical to all of Provant's offerings and to its clients."

"I am very much looking forward to helping Provant consolidate a leading position in developing and implementing customer solutions with innovative and excellent human resources components," said Perkins. "As businesses have become increasingly reliant upon the knowledge, skills and abilities of their staff, excellence in managing human capital has become a true source of competitive advantage: one in which Provant is perfectly positioned for its clients. I am also hopeful that, based on my involvement in several human resources management associations, I can facilitate the Company's access to human resource executives at the highest levels in some of the country's largest companies."

Mr. Perkins' full biography can be obtained by consulting the Committee's Internet website at www.povtmaxvalue.com, by calling Epic Partners at
(646) 375-2123, or can be found on the EDGAR database of the Securities and Exchange Commission (the "SEC") in a filing being made today.

Information concerning the participants in any solicitation by the Committee of proxies with respect to Provant's 2001 annual meeting, and their direct or indirect interests, can be found in a Schedule 14A being filed by the Committee with the SEC today pursuant to Rule 14a-12.

The Committee will file with the SEC and will furnish to security holders of Provant, a proxy statement, which security holders are advised to read because it will contain important information. Security holders may obtain a free copy of such proxy statement (when available) and other related documents filed by the Committee and Provant at the SEC's website at www.sec.gov. When available the proxy statement may also be obtained by consulting the Committee's Internet website at www.povtmaxvalue.com or by contacting Epic Partners, at 116 West 23rd Street, 5th floor, New York NY 10011, (646) 375-2123.

About Epic Partners -- Epic Partners is a merchant banking firm focused exclusively on the education and training industry. Its partners have extensive senior-level investment banking, restructuring and turnaround, management consulting and private equity experience. One of its partners is the former head of the Merger and Acquisition Group at a major Wall Street investment banking firm.